Exhibit D-7

                                            10  CFR  Sec.Sec.  50.80  and  50.90



                                             NMP1L  1566


U.  S.  Nuclear  Regulatory  Commission
Washington,  DC  20555

ATTENTION:  Document  Control  Desk

RE:  Nine  Mile  Point  Unit  Nos.  1  &  2
     Docket  Nos.  50-220  &  50-410
     Facility  Operating  License  Nos.  DPR-63  &  NPF-69
     Application  for  License  Transfers  and
     Conforming  Administrative  License  Amendments
     TAC  Nos.  MB0878  (Unit  1)  and  MB0879  (Unit  2)
     ----------------------------------------------------

Ladies  and  Gentlemen:

Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("the Act") and 10 CFR Sec.Sec. 50.80 and 50.90:

     (1) Constellation Nuclear, LLC, on behalf of its indirect subsidiary (to be created) Nine Mile Point Nuclear Station, LLC ("NMP LLC") (hereinafter collectively referred to as "Constellation Nuclear") and Niagara Mohawk Power Corporation ("NMPC") request that the U.S. Nuclear Regulatory Commision ("NRC") issue an order consenting to the transfer of Facility Operating License No. DPR-63 for Nine Mile Point Unit 1 ("NMP 1") to NMP LLC, including NMPC's operating authority pursuant to the license.

     (2) Constellation Nuclear, NMPC, New York State Electric & Gas Corporation ("NYSEG"), Rochester Gas and Electric Corporation ("RG&E"), and Central Hudson Gas & Electric Corporation ("CHGEC") request that the NRC issue an order consenting to the transfer of the interests held by NMPC, NYSEG, RG&E, and CHGEC in Facility Operating License No. NPF-69 for Nine Mile Point Unit 2 ("NMP 2") to NMP LLC.

     (3) Constellation Nuclear and NMPC (acting on its own behalf and as agent for the other co-owners of NMP 2) request that the NRC consent to the transfer of NMPC's operating authority under Facility Operating
          License  No.  NPF-69  for  NMP  2  to  NMP  LLC.

U.  S.  Nuclear  Regulatory  Commission
Page 2

     (4) Constellation Nuclear requests that the NRC give its consent to certain indirect transfers of the Operating Licenses for NMP 1 and NMP 2 that may occur after the direct transfer of the licenses to NMP LLC, on account of a proposed realignment of the corporate parent of NMP LLC, as further described below.

Through the attached Application for Order and Conforming Administrative Amendments for License Transfers ("Application"), the NRC is being asked to consent to these transfers and authorize NMP LLC to possess, use, and operate NMP 1 and NMP 2 ("the Units") under essentially the same conditions and authorizations included in the existing NRC licenses for the Units. No physical changes will be made to either of the Units as a result of this transfer, and there will be no significant change in the day-to-day operations of either Unit. The NRC is also asked to approve certain conforming administrative amendments to the facility licenses to reflect the proposed transfers. Following the proposed transfers, NMP LLC will become the licensed operator of both Units, the sole owner of NMP 1, and an 82% undivided owner of NMP 2. (The remaining co-owner, Long Island Lighting Company, d/b/a Long Island Power Authority, will retain its undivided 18% ownership interests in NMP 2.) NMP LLC will also assume NMPC's role as operator of NMP 2 under the operating agreement among the NMP 2 owners.

The transfer of the NMP 1 and NMP 2 licenses to NMP LLC is expected to take place at approximately the same time as a proposed transaction involving a realignment and spin-off pursuant to which the merchant energy business of NMP LLC's ultimate corporate parent, Constellation Energy Group, Inc. ("CEG"), will be separated from its retail services business. As described in the Application, the proposed transaction will realign CEG's merchant energy business (largely comprising wholesale generation - including the newly-acquired interest in the Units - and power marketing) from its retail services business and will spin off the merchant energy business as a separate publicly-owned company.

The acquisition by NMP LLC of the above described interests in NMP 1 and NMP 2 is wholly independent of CEG's realignment and spin-off. However, there are several possible sequences of events whose timing may require different actions by the NRC to give its consent to the license transfers for the Units to NMP LLC. These sequences are further described in the Application. Depending on the relative timing of the NRC approval of the acquisition by NMP LLC of the above-described interests in NMP 1 and NMP 2 with respect to CEG's corporate realignment and spin-off, it may be necessary for the NRC to approve the direct transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC, and of Facility Operating License No. NPF-69 for NMP 2 from NMPC, NYSEG, RG&E, and CHGEC to NMP LLC, as well as one or more subsequent indirect transfers of control of those licenses to a new subsidiary of CEG that will become NMP LLC's ultimate parent.

On December 11, 2000, NMPC, CEG and Constellation Nuclear, LLC executed the NMP 1 Asset Purchase Agreement ("NMP 1 Agreement"), and NMPC, NYSEG, RG&E, CHGEC, CEG and Constellation Nuclear, LLC executed the NMP 2 Asset Purchase Agreement ("NMP 2 Agreement") (collectively, the "NMP Agreements"). The NMP Agreements incorporate numerous schedules and ancillary agreements totaling hundreds of pages that are not being provided with this application; copies of this

U.  S.  Nuclear  Regulatory  Commission
Page 3

information  can  be  made  available  upon  request.  The  parties  to  the NMP
Agreements also executed, or will execute, certain ancillary agreements including Interconnection Agreements and Power Purchase Agreements for both Units.

In accordance with the NMP Agreements, the closing of the transactions will take place on the Closing Date, as defined in the NMP Agreements, once all conditions precedent are satisfied and all required regulatory approvals are obtained. On and after the Closing Date, the following events will occur pursuant to the NMP Agreements, the Interconnection Agreements, and the Power Purchase Agreements:

     (a) NMP LLC will assume (except as specified in the NMP Agreements) the right, title, and interest of NMPC, NYSEG, RG&E and CHGEC in and to the Units, including buildings, equipment, spare parts, fixtures, inventory, documents, records, assignable contracts, new, used and spent nuclear fuel, other NRC licensed materials at the Units and other property necessary for their operation and maintenance. NMP LLC will also assume the operational responsibility for both Units and the responsibility of NMPC, NYSEG, RG&E and CHGEC for the eventual decommissioning of the Units;

     (b) NMP LLC will offer employment to substantially all NMPC employees working at the Units, as described in the NMP Agreements, and assume the existing International Brotherhood of Electrical Workers ("IBEW") Collective Bargaining Agreement for the transferred union employees;

     (c) NMP LLC will have contracted in its Interconnection Agreements with NMPC for interconnection to the transmission system and for the provision of back-up power to the site consistent with NRC requirements;

     (d) Pursuant to the NMP Unit 1 Power Purchase Agreement, NMPC will purchase 90% of the capacity and energy from NMP 1 from NMP LLC, from the Closing Date until August 22, 2009;

     (e) NMPC, NYSEG, RG&E and CHGEC collectively will purchase 73.8% of the total capacity and energy from NMP 2 from NMP LLC, from the Closing Date until the tenth anniversary of the Closing Date, representing 90% of the capacity and energy associated with the 82% ownership interest in NMP 2 conveyed to NMP LLC by NMPC, NYSEG, RG&E and CHGEC; and

     (f) NMPC will have made or will make additional cash deposits to the decommissioning trust funds for NMP 1, and NMPC, NYSEG, RG&E and CHGEC will have made or will make additional cash deposits to the decommissioning trust funds for NMP 2. The fair market value of the fund for Unit 1, after transfer, plus the additional financial assurances discussed in this Application, will meet NRC's financial assurance requirements for decommissioning funding. Likewise, the fair market value of the fund for Unit 2, after transfer, plus the additional financial assurances discussed in this Application, will meet NRC's financial assurance requirements for decommissioning funding.

U.  S.  Nuclear  Regulatory  Commission
Page 4

Constellation Nuclear believes that the information contained herein and in the enclosed Application demonstrates that NMP LLC will have the requisite technical and financial qualifications to own and operate the Units. Also, NMP LLC will not be owned, controlled or dominated by an alien, foreign corporation or foreign government, within the meaning of Sections 103d or 104d of the Act. Finally, the proposed transfers and conforming administrative amendments do not present any undue risk to the health and safety of the public.

For the reasons stated above and in the enclosed Application, the proposed transaction will not: (1) have any adverse impact on the operation of the licensed Units; (2) affect the managerial, technical or financial qualifications of the licensed operator of these units; (3) impair the licensee's financial qualifications; (4) result in foreign ownership, control or domination over any NRC licensee; or (5) require any additional NRC reviews. In summary, the proposed license transfers will not be inimical to the common defense and security or result in any undue risk to public health and safety, and will be consistent with the requirements of the Act and the NRC regulations. Accordingly, Constellation Nuclear, NMPC, NYSEG, RG&E and CHGEC as their interests apply, respectfully request that the NRC issue an Order approving (1) the transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC, (2) the transfer of the interests of NMPC, NYSEG, RG&E and CHGEC in Facility Operating License No. NPF-69 for NMP 2 to NMP LLC, and (3) the transfer of the operating authority under License No. NPF-69 for NMP 2 to NMP LLC, and
(4)  the  associated  conforming  administrative  license  amendments.

The Application and several of the Exhibits thereto contain proprietary commercial and financial information. Constellation Nuclear, LLC has prepared and is submitting under a separate letter an Attachment 1 containing proprietary versions of the Application and the Exhibits thereto. This letter encloses an Attachment 2 that contains non-proprietary versions suitable for public disclosure of Attachment 1 and its Exhibits.

Applicants intend to implement the transactions described herein with a Closing Date of July 1, 2001, assuming all regulatory approvals are obtained. Therefore, the NRC is requested to review and approve this application on or before June 1, 2001. The applicants also request that the NRC's consent to the transfer of NMP 1 and 2 to NMP LLC be immediately effective upon issuance of the NRC's Order, and that it grant consent for the transfers to take place at any time up to one year after the date of issuance of the Order, or such later date as may be permitted by the NRC. It is also requested that any needed license or technical specification changes be made immediately effective on issuance with implementation on the Closing Date.

Should the NRC require additional information concerning these license transfer requests, please contact Stephen A. Mormann, Vice President and Treasurer, Constellation Nuclear, LLC, 39 W. Lexington Street Baltimore, MD 21201 or Carl
D. Terry, Vice President Quality Assurance Nuclear, Niagara Mohawk Power Corporation, Nine Mile Point Nuclear Station, P.O. Box 63, Lycoming, NY 13093-0063. Service upon the applicants of comments, hearing requests, intervention petitions, or other pleadings, if applicable, should be made to Jay
E. Silberg, counsel for Constellation Nuclear, LLC, at Shaw Pittman, 2300 N Street, N.W., Washington, DC 20037 (tel. 202-663-8063; fax 202-663-8007; e-mail:
jay.silberg@shawpittman.com); Mark J. Wetterhahn, counsel for NMPC, at Winston &

U.  S.  Nuclear  Regulatory  Commission
Page 5

Strawn, 1400 L Street, N.W., Washington, D.C. 20005 (tel. 202-371-5703; fax 202-371-5950; e-mail: mwetterh@winston.com); Daniel F. Stenger, counsel for RG&E, at Hopkins & Sutter, 888 16th St NW # 700 Washington, DC 20006 (tel. 202-835-8185; fax: 202-835-8136; e-mail dstenger@hopsut.com); Mary A. Murphy, counsel for NYSEG, at LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Ave, N.W., Suite 1200, Washington, D.C. 20009 (tel. 202-986-8021; fax
202-986-8102; e-mail: mmurphy@llgm.com); and Robert J. Glasser and Bo Hong, counsel for CHGEC, at Gould & Wilkie, LLP, One Chase Manhattan Plaza, 58th
Floor,  New  York,  N.Y.  10005  (tel:  212-344-5680;  fax 212-809-6890; e-mail:
BobGlasser@gouldwilkie.com  and  BHong@gouldwilkie.com).

Very  truly  yours,


------------------------------------------   -----------------------------------
Robert  E.  Denton                           John  H.  Mueller
President  and  Chief  Executive Officer     Senior Vice President and
Constellation  Nuclear,  LLC                 Chief  Nuclear  Officer
                                             Niagara  Mohawk  Power  Corporation


------------------------------------------   -----------------------------------
Jeffrey  K.  Smith                          Paul  Wilkens
Senior  Vice  President                     Senior  Vice  President - Generation
New York State Electric & Gas Corporation   Rochester  Gas and Electric
                                            Corporation


------------------------------------------
Arthur  R.  Upright
Senior  Vice  President
Central Hudson Gas & Electric Corporation


Enclosures: Affirmations

            Attachment 2  Non-Proprietary - Application for Order and Conforming
                          Administrative Amendments for License Transfers (NRC Facility Operating License Nos. DPR-63 and NPF-69)

U.  S.  Nuclear  Regulatory  Commission
Page 6

cc:     Mr.  H.  J.  Miller,  NRC  Regional  Administrator,  Region  I
     Ms.  M.  K.  Gamberoni,  Section  Chief  PD-I,  Section  1,  NRR
     Mr.  G.  K.  Hunegs,  NRC  Senior  Resident  Inspector
     Mr.  P.  S.  Tam,  Senior  Project  Manager,  NRR
     Mr.  J.  P.  Spath
     NYSERDA
     286  Washington  Avenue  Ext.
     Albany,  NY  12203-6399

U.  S.  Nuclear  Regulatory  Commission
Page 7

bcc:  [NMPC  addressees]
      [NYSEG  addressees]
      [RG&E  addressees]
      [CHGEC  addressees]
      [Constellation  Addressees]

                                  ATTACHMENT 2
                                  ------------

                            UNITED STATES OF AMERICA
                          NUCLEAR REGULATORY COMMISSION



IN THE MATTER OF                           )
                                           )
NIAGARA MOHAWK POWER CORPORATION,          )
                                           )
NEW YORK STATE ELECTRIC & GAS CORPORATION, )
                                           )
ROCHESTER GAS AND ELECTRIC CORPORATION,    )
                                           ) DOCKET NOS. 50-220 AND 50-410
CENTRAL HUDSON GAS & ELECTRIC CORPORATION, )
                                           )
AND                                        )
                                           )
NINE MILE POINT NUCLEAR STATION, LLC       )
                                           )
(NINE MILE POINT, UNITS 1 AND 2)           )




    APPLICATION FOR ORDER AND CONFORMING ADMINISTRATIVE AMENDMENTS FOR LICENSE
                                    TRANSFERS
             (NRC FACILITY OPERATING LICENSE NOS. DPR-63 AND NPF-69)
             -------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------


I.    INTRODUCTION  AND  DESCRIPTION  OF  THE  PROPOSED
      TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

           A.     INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . 1

                  1.     NMP  1. . . . . . . . . . . . . . . . . . . . . . . . 2

                  2.     NMP  2. . . . . . . . . . . . . . . . . . . . . . . . 3

                  3.     Post-Transfer  Licenses . . . . . . . . . . . . . . . 3

                  4.     Related  Transactions . . . . . . . . . . . . . . . . 4

                  5.     Requested  Approvals. . . . . . . . . . . . . . . . . 5

II.   STATEMENT  OF  PURPOSES  OF  THE TRANSFERS AND NATURE
      OF THE TRANSACTION NECESSITATING  OR  MAKING  THE
      TRANSFERS  DESIRABLE . . . . . . . . . . . . . . . . . . . . . . . . . . 7

III.  INFORMATION REQUIRED BY 10 CFR SEC.SEC. 50.33 AND 50.80 FOR
      TRANSFERS OF  CONTROL. . . . . . . . . . . . . . . . . . . . . . . . . .10

           A.     NAME  OF  PROPOSED  NEW  LICENSEE. . . . . . . . . . . . . .10

           B.     ADDRESS. . . . . . . . . . . . . . . . . . . . . . . . . . .10

           C.     DESCRIPTION  OF  BUSINESS. . . . . . . . . . . . . . . . . .11

           D.     RELATED  ENTITIES. . . . . . . . . . . . . . . . . . . . . .11

           E.     CORPORATE  INFORMATION . . . . . . . . . . . . . . . . . . .12

                  1.     State of Incorporation and Principal Place of
                         Business. . . . . . . . . . . . . . . . . . . . . . .12

                  2.     Names, Addresses and Citizenship of Directors
                         and Principal Officers. . . . . . . . . . . . . . . .13

                  3.     Foreign  Ownership,  Control  or  Domination. . . . .15

           F.     NRC  LICENSES  INVOLVED. . . . . . . . . . . . . . . . . . .16

           G.     TECHNICAL  QUALIFICATIONS  OF  NMP  LLC. . . . . . . . . . .16

           H.     FINANCIAL  QUALIFICATIONS  OF  NMP  LLC. . . . . . . . . . .19
                  1.     Projected  Operating  Revenues  and  Operating
                         Costs . . . . . . . . . . . . . . . . . . . . . . . .19

                  2.     Additional  Sources  of  Funds. . . . . . . . . . . .22

           I.     DECOMMISSIONING  FUNDING . . . . . . . . . . . . . . . . . .24

           J.     ANTITRUST  CONSIDERATIONS. . . . . . . . . . . . . . . . . .27

           K.     RESTRICTED  DATA  AND  CLASSIFIED
                  NATIONAL  SECURITY INFORMATION . . . . . . . . . . . . . . .27

           L.     ENVIRONMENTAL  CONSIDERATIONS  . . . . . . . . . . . . . . .28

           M.     NO  SIGNIFICANT  HAZARDS  CONSIDERATIONS . . . . . . . . . .28

IV.    ADDITIONAL  INFORMATION  REGARDING  SPECIFIC
       REGULATORY  REQUIREMENTS, PLANS,  PROGRAMS  &
       PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29

           A.     OFFSITE  POWER . . . . . . . . . . . . . . . . . . . . . . .29

           B.     EMERGENCY  PLANNING  . . . . . . . . . . . . . . . . . . . .31

           C.     EXCLUSION  AREA  . . . . . . . . . . . . . . . . . . . . . .32

           D.     SECURITY . . . . . . . . . . . . . . . . . . . . . . . . . .33

           E.     QUALITY  ASSURANCE  PROGRAM  . . . . . . . . . . . . . . . .34

           F.     FINAL  SAFETY  ANALYSIS  REPORT  . . . . . . . . . . . . . .35

           G.     TRAINING . . . . . . . . . . . . . . . . . . . . . . . . . .35

           H.     PRICE-ANDERSON  INDEMNITY  AND  NUCLEAR
                  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . .36

           I.     STANDARD  CONTRACT  FOR  DISPOSAL  OF
                  SPENT  NUCLEAR  FUEL . . . . . . . . . . . . . . . . . . . .36

           J.     OTHER  REQUIRED  REGULATORY  APPROVALS . . . . . . . . . . .37

V.     EFFECTIVE  DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . .38

VI.    CONCLUSION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38

LIST  OF  EXHIBITS


Exhibit 1 -Retyped and Marked-up Pages of the NMP 1 & 2 Licenses and Technical Specifications Reflecting Conforming Administrative License Amendments Associated with the Proposed Transfer of the Facilities to Nine Mile Point Nuclear Station, LLC

Exhibit 2 - Safety Evaluation of Conforming Administrative License Amendments Associated with the Proposed Transfer of the NMP 1 & 2 Facilities to Nine Mile Point Nuclear Station, LLC

Exhibit  3  -  NMP  1  Asset  Purchase  Agreement

Exhibit  4  -  NMP  2  Asset  Purchase  Agreement

Exhibit  5  -  Corporate  Organization  Charts  for  Various Sequences of Events

Exhibit  6  -  Proposed  Organization  Chart  for  NMP  1  and  NMP  2

Exhibit  7  -  Projected  Income  Statement  and  Cash Flow Statement (Redacted)

Exhibit  7A  - Projected Income Statements and Cash Flow Statement (Proprietary)

Exhibit  8  -  Power  Purchase  Agreements  for  NMP  1  and  NMP  2

Exhibit  9  -  Revenue  Sharing  Agreement  for  NMP  2 Between NMPC and NMP LLC

Exhibit  10  -  Form  of  Master  Demand  Note  (Redacted)

Exhibit  10A  -  Form  of  Master  Demand  Note  (Proprietary)

Exhibit  11  -  Form  of  Inter-Company  Credit  Agreement  (Redacted)

Exhibit  11A  -  Form  of  Inter-Company  Credit  Agreement  (Proprietary)

Exhibit 12 - Constellation Energy Group, Inc.'s 1999 Annual Report and 10Q Filing for 3rd Quarter 2000

Exhibit  13  -  Additional  Funding  Assurances  for  Decommissioning (Redacted)

Exhibit  13A  -  Additional Funding Assurances for Decommissioning (Proprietary)

Exhibit  14  -  10  CFR  Sec.  50.75(c)  Calculation  Worksheets

Exhibit 15 - Projections of Earnings Credit on Decommissioning Funds Using 2% Annual Real Rate of Return for NMP 1 and NMP 2 (Redacted)

Exhibit 15A - Projections of Earnings Credit on Decommissioning Funds Using 2% Annual Real Rate of Return for NMP 1 and NMP 2 (Proprietary)

Exhibit  16  -  10  CFR  Sec.  2.790  Affidavit  of  Robert  E.  Denton

   APPLICATION FOR ORDER AND CONFORMING ADMINISTRATIVE AMENDMENTS FOR LICENSE
                                    TRANSFERS
            (NRC FACILITY OPERATING LICENSE NOS. DPR-63 AND NPF-69)
            -------------------------------------------------------


I.   INTRODUCTION  AND  DESCRIPTION  OF  THE  PROPOSED  TRANSACTION

     A.   INTRODUCTION

     This is a joint application under 10 C.F.R. Sec.Sec. 50.80 and 50.90 ("Application") requesting the consent of the Nuclear Regulatory Commission ("NRC") to the transfer of the NRC operating licenses for two nuclear power plants located at the same site near Oswego, New York. The Application requests four actions by the NRC. First, Constellation Nuclear, LLC, on behalf of its
                             -----
indirect subsidiary (to be created) Nine Mile Point Nuclear Station, LLC ("NMP LLC") and Niagara Mohawk Power Corporation ("NMPC") request that the NRC issue an order consenting to the transfer of Facility Operating License No. DPR-63 for Nine Mile Point Unit 1 ("NMP 1") to NMP LLC, including NMPC's operating authority pursuant to the license.(1) Second, Constellation Nuclear, LLC (on
                                         ------
behalf of NMP LLC), New York State Electric & Gas Corporation ("NYSEG"), Rochester Gas and Electric Corporation ("RG&E"), Central Hudson Gas & Electric Corporation ("CHGEC") and NMPC request that the NRC issue an order consenting to the transfer of the interests held by NMPC, NYSEG, RG&E, and CHGEC in Facility Operating License No. NPF-69 for Nine Mile Point Unit 2 ("NMP 2") to NMP LLC. Third, Constellation Nuclear, LLC (on behalf of NMP LLC) and NMPC (acting on its
-----
own  behalf  and  as  agent  for  the  other  co-owners  of  NMP  2)

__________________
1 Representations and statements concerning NMP LLC and related entities, and as to matters occurring on or after the Closing Date in this Application, including Exhibits, are being made solely by Constellation Nuclear, LLC on behalf of NMP LLC and related entities.

request that the NRC consent to the transfer of NMPC's operating authority under Facility Operating License No. NPF-69 for NMP 2 to NMP LLC.(2) Fourth,
                                                                         ------
Constellation Nuclear, LLC (on behalf of NMP LLC), requests that the NRC give its consent to certain indirect transfers of the Operating Licenses for NMP 1 and NMP 2 that may occur after the direct transfer of the licenses to NMP LLC, on account of a proposed realignment of the corporate parent of NMP LLC, as further described below.

     NRC is being asked to consent to this transfer and authorize NMP LLC to possess, use, and operate the Units under essentially the same conditions and authorizations included in the existing NRC licenses for the Units. No physical changes will be made to either of the Units as a result of this transfer, and there will be no significant change in the day-to-day operations of either Unit. NRC is also asked to approve certain conforming administrative amendments to the Licenses to reflect the proposed transfers. A mark-up of the Licenses and the Technical Specifications for the Units showing the conforming amendments is included in Exhibit 1. A Safety Evaluation of the conforming amendments is provided in Exhibit 2.

          1.   NMP  1

     NMP 1 is an approximately 1,850 MWt nuclear power plant consisting of a General Electric ("GE") Boiling Water Reactor ("BWR"), a GE steam turbine, and other associated equipment located on Lake Ontario, in Scriba, New York, approximately 7 miles northeast of Oswego, New York and approximately 35 miles north of Syracuse, New York. NRC Facility

__________________
2 Operating License Nos. DPR-63 and NPF-69 are collectively referred to herein as the "Licenses." NMP 1 and NMP 2 are collectively referred to as the "Units."

Operating License No. DPR-63 for NMP 1 will expire on August 22, 2009. NMPC is the sole owner and operator of NMP 1.

          2.   NMP  2

     NMP 2 is an approximately 3,467 MWt nuclear power plant consisting of a GE BWR, GE steam turbine, and other associated equipment. NMP 2 is located at the same site as NMP 1. NRC Facility Operating License No. NPF-69 for NMP 2 will expire on October 31, 2026. NMPC holds a 41% undivided ownership interest in NMP 2 and is the licensed operator of NMP 2. NYSEG, Long Island Lighting Company d/b/a Long Island Power Authority ("LILCO"), RG&E, and CHGEC own 18%, 18%, 14% and 9% undivided ownership interests, respectively, in NMP 2.

          3.   POST-TRANSFER  LICENSES

     Following the proposed transfers, NMP LLC will become the licensed operator of both Units, the sole owner of NMP 1, and an 82% undivided owner of NMP 2. LILCO will retain its undivided 18% ownership interest in NMP 2.(3) NMP LLC will also assume NMPC's role as operator of NMP 2 under the operating agreement among the NMP 2 owners. NMP LLC may assume additional ownership interests in NMP 2 and, if it does, it will request prior NRC approval of any such transfer of such interests.

     The two NMP units are located adjacent to the site of the James A. FitzPatrick Nuclear Power Plant which is owned by Entergy Nuclear FitzPatrick, LLC ("ENF LLC") and

__________________
3 Under the Basic Agreement dated September 22, 1975 for NMP 2, in connection with the sale of interests in that unit, the other NMP 2 owners have the right of first refusal to match the terms of the NMP LLC offer under certain conditions. Any such rights of first refusal of LILCO, if not exercised or waived, will expire on June 11, 2001, 180 days after LILCO's receipt of a notice from its co-owners of Constellation's offer to buy their interests in NMP 2.

operated by Entergy Nuclear Operations, Inc. ("ENO"). NMP LLC will assure continued coordination of certain joint activities with ENF LLC and ENO, such as in the area of emergency planning.

          4.   RELATED  TRANSACTIONS

     The transfer of the NMP 1 and NMP 2 licenses to NMP LLC is expected to take place at approximately the same time as a proposed transaction involving a realignment and spin-off pursuant to which the merchant energy business of NMP LLC's ultimate parent, Constellation Energy Group, Inc. ("CEG"), will be separated from its retail services business. As described in detail in the Application filed on December 20, 2000 by Calvert Cliffs Nuclear Power Plant, Inc. for NRC consent to the transfer of control of the licenses for the Calvert Cliffs Nuclear Power Plant Units 1 and 2, the proposed transaction will realign CEG's merchant energy business (largely comprising wholesale generation - including the newly-acquired interest in the Units - and power marketing) from its retail services business ("Realignment") and will spin off the merchant energy business as a separate publicly-owned company ("Spin-off").

     In the Realignment, the merchant energy business will be consolidated under a separate holding company, which will be a newly formed corporation ("New Controlled"). As part of the Realignment, Constellation Nuclear, LLC will form a wholly owned subsidiary, Calvert Cliffs Nuclear Power Plant - Delaware, Inc. (to be renamed) ("C-Corp-Del") which will serve as holding company for both Calvert Cliffs Nuclear Power Plant, LLC and NMP LLC. Simultaneously with or immediately following the Realignment, Virgo Holdings, Inc. ("Virgo"), a Delaware corporation that is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc. (also a Delaware corporation), will obtain a partial ownership interest in, and a proportionate right to, the profits and losses from CEG's merchant energy business ("the Virgo Investment"). In the Spin-off phase of the transaction, stock in the merchant energy business holding company - New Controlled - will be distributed to CEG shareholders to effectuate the complete separation of CEG's merchant energy business from its retail services business. New Controlled will then change its name to Constellation Energy Group, Inc.

     The acquisition by NMP LLC of the above described interests in NMP 1 and NMP 2 is wholly independent of the Realignment, the Virgo Investment, and the Spin-off. However, there are three possible sequences of events whose timing may require different actions by the NRC to give its consent to the license transfers for the Units to NMP LLC. These sequences are further described below.

          5.   REQUESTED  APPROVALS

     Depending on the relative timing of the NRC approval of the acquisition by NMP LLC of the above-described interests in NMP 1 and NMP 2 with respect to the Realignment, the Virgo Investment, and the Spin-off, three possible sequences of events may arise:

     (1) The approval is granted after the completion of the Realignment, the Virgo Investment, and the Spin-off. In this case, since the final corporate structure of NMP LLC and its parents will have been finalized, all that will be required is the NRC's approval of the direct transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC, and of Facility Operating License No. NPF-69 for NMP 2 from NMPC, NYSEG, RG&E, and CHGEC to NMP LLC, as well as the transfer of operating authority for both Units from NMPC to NMP LLC.

     (2) The approval is granted after the completion of the Realignment and the Virgo Investment, but before the Spin-off. In this case, at the time of the approval, NMP LLC will be (through C-Corp-Del and Constellation Nuclear, LLC) a subsidiary of New Controlled and ultimately of CEG. Upon completion of the Spin-off, NMP LLC will continue to be (still through C-Corp-Del and Constellation Nuclear, LLC) a subsidiary of spun-off New Controlled, which will be renamed Constellation Energy Group, Inc. Therefore, in this sequence it will be necessary for the NRC to approve the direct transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC and of Facility Operating License No. NPF-69 for NMP 2 from NMPC, NYSEG, RG&E, and CHGEC to NMP LLC, and the subsequent indirect transfer of control of those licenses to the new Constellation Energy Group, Inc., as well as the direct transfer of operating authority for both Units from NMPC to NMP LLC.

     (3) The approval is granted before the completion of the Realignment, the Virgo Investment, and the Spin-off. In this case, at the time of the approval, NMP LLC will be (through C-Corp-Del and Constellation Nuclear, LLC) a subsidiary of CEG. Upon completion of the Realignment, NMP LLC will become a subsidiary of New Controlled, and upon completion of the Spin-off it will become a subsidiary of spun-off New Controlled, which will be renamed Constellation Energy Group, Inc. Therefore, in this sequence it will be necessary for the NRC to approve the direct transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC, and of Facility Operating License No. NPF-69 for NMP 2 from NMPC, NYSEG, RG&E, and CHGEC to NMP LLC, and the two subsequent indirect transfers of control of those licenses, first to New Controlled, and then to spun-off New Controlled (renamed Constellation Energy Group, Inc.), as well as the transfer of operating authority for both Units from NMPC to NMP LLC. Corporate organization charts depicting the corporate structure at the time of the direct license transfers for the three potential sequences of events are included in Exhibit 5.


     Accordingly, in this Application, the applicants request all NRC consents and approvals that may be necessitated to implement the transfer of the interests of NMPC, NYSEG, RG&E, and CHGEC in the Units to NMP LLC, including consents and approvals to (1) the direct transfer of the Operating Licenses for NMP 1 and NMP 2 to NMP LLC and conforming license amendments; (2) the indirect transfers of control over the Operating Licenses associated with the changes in the corporate structure of CEG described above, to the extent necessary to carry out the Realignment, the Virgo Investment, and the Spin-off; and (3) the transfer of operating authority for both Units from NMPC to NMP LLC.

II. STATEMENT OF PURPOSES OF THE TRANSFERS AND NATURE OF THE TRANSACTION NECESSITATING OR MAKING THE TRANSFERS DESIRABLE

     On December 11, 2000, NMPC, CEG and Constellation Nuclear, LLC executed the NMP 1 Asset Purchase Agreement ("NMP 1 Agreement"), and NMPC, NYSEG, RG&E,
CHGEC, CEG and Constellation Nuclear, LLC executed the NMP 2 Asset Purchase Agreement ("NMP 2 Agreement"). The NMP 1 Agreement and the NMP 2 Agreement are included as Exhibits 3 and 4, respectively. Under these Agreements ("NMP Agreements"), NMPC will transfer to NMP LLC its 100% ownership and operating interest in NMP 1, and NMPC, NYSEG, RG&E and CHGEC will transfer their respective ownership and operating interests in NMP 2 (representing in the aggregate an 82% ownership interest) to NMP LLC. As described earlier, NMP LLC will be an indirect subsidiary of CEG and/or of New Controlled, to be created prior to the time of the transfer of the interests in NMP 1 and NMP 2. The NMP Agreements incorporate numerous schedules and ancillary agreements totaling hundreds of pages that are not being provided with this application; copies of this information can be made available upon request. The parties to the NMP Agreements also executed, or will execute, certain ancillary agreements including Interconnection Agreements and Power Purchase Agreements for both Units. (Copies of the Power Purchase Agreements for NMP 1 and NMP 2 are included as Exhibit 8.)

     In accordance with the NMP Agreements, the closing of the transactions will take place on the Closing Date, as defined in the NMP Agreements, once all conditions precedent are satisfied and all required regulatory approvals are obtained. On and after the Closing Date, the following events will occur pursuant to the NMP Agreements, the Interconnection Agreements, and the Power Purchase Agreements:

          (a) NMP LLC will assume (except as specified in the NMP Agreements) the right, title, and interest of NMPC, NYSEG, RG&E and CHGEC in and to the Units, including buildings, equipment, spare parts, fixtures, inventory, documents, records, assignable contracts, new, used and spent nuclear fuel, other NRC licensed materials at the Units and other property necessary for their operation and maintenance. NMP LLC will also assume the operational responsibility for both Units and the responsibility of NMPC, NYSEG, RG&E and CHGEC for the eventual decommissioning of the Units;

          (b) NMP LLC will offer employment to substantially all NMPC employees working at the Units, as described in the NMP Agreements, and assume the existing International Brotherhood of Electrical Workers ("IBEW") Collective Bargaining Agreement for the transferred union employees;

          (c) NMP LLC will have contracted in its Interconnection Agreements with NMPC for interconnection to the transmission system and for the provision of back-up power to the site consistent with NRC requirements;

          (d) Pursuant to the NMP Unit 1 Power Purchase Agreement, NMPC will purchase 90% of the capacity and energy from NMP 1 from NMP LLC, from the Closing Date until August 22, 2009;

          (e) NMPC, NYSEG, RG&E and CHGEC collectively will purchase 73.8% of the total capacity and energy from NMP 2 from NMP LLC, from the Closing Date until the tenth anniversary of the Closing Date, representing 90% of the capacity and energy associated with the 82% ownership interest in NMP 2 conveyed to NMP LLC by NMPC, NYSEG, RG&E and CHGEC; and

          (f) NMPC will have made or will make additional cash deposits to the decommissioning trust funds for NMP 1, and NMPC, NYSEG, RG&E and CHGEC will have made or will make additional cash deposits to the decommissioning trust funds for NMP 2. The fair market value of the fund for Unit 1, at the time of the transfer, plus the additional financial assurances discussed in this Application, will meet NRC's financial assurance requirements for decommissioning funding. Likewise, the fair market value of the fund for Unit 2, at the time of the transfer, plus the additional financial assurances discussed in this Application, will meet NRC's financial assurance requirements for decommissioning funding.

III. INFORMATION REQUIRED BY 10 CFR SEC.SEC. 50.33 AND 50.80 FOR TRANSFERS OF CONTROL

     A.   NAME  OF  PROPOSED  NEW  LICENSEE

     Nine  Mile  Point  Nuclear  Station,  LLC.

     B.   ADDRESS

     NMP LLC's corporate headquarters will be located at 39 W. Lexington Street, Baltimore, MD 21201 (expected upon formation).

     C.   DESCRIPTION  OF  BUSINESS

     NMP LLC will be engaged in the generation and sale of electric energy to wholesale customers.

     D.   RELATED  ENTITIES

     C-Corp-Del will be a holding company to be created, which will have at least an 82.5% ownership interest in NMP LLC.

     Virgo Holdings, Inc. is a holding company which at closing of the Virgo Investment will have up to a 17.5% ownership interest in NMP LLC.

     Constellation Nuclear, LLC is a holding company that currently brings together all of CEG's nuclear generation and nuclear consulting businesses under one umbrella structure. This structure provides a focal point, within the CEG family, for all of CEG's experience and expertise in the nuclear industry. Constellation Nuclear, LLC, through its ownership of C-Corp-Del, will have an ownership interest in NMP LLC.

     Constellation Nuclear, LLC is a wholly owned subsidiary of CEG. Upon the Realignment, Constellation Nuclear, LLC will become a wholly-owned subsidiary of New Controlled.

New  Controlled will be a holding company, to be created during the Realignment.

     New Controlled will have (through Constellation Nuclear, LLC and C-Corp-Del) an ownership interest in NMP LLC.

     CEG is a publicly traded energy holding company engaged principally in retail energy delivery and other energy services and merchant energy. Upon the Realignment and Spin-off, CEG's merchant energy business, including its interest in NMP LLC, will be under New Controlled.

     E.   CORPORATE  INFORMATION

          1.   STATE  OF  INCORPORATION  AND  PRINCIPAL  PLACE  OF  BUSINESS

     NMP LLC will be a limited liability company organized under the laws of the State of Delaware. Its principal place of business (expected upon formation) will be:

     39  W.  Lexington  Street
     Baltimore,  MD  21201

     C-Corp-Del will be a corporation organized under the laws of the State of Delaware. Its principal place of business (expected upon formation) will be:

     39  W.  Lexington  Street
     Baltimore,  MD  21201

     Constellation Nuclear, LLC is a limited liability company organized and existing under the laws of the State of Maryland. Its business address is:

     39  W.  Lexington  Street
     Baltimore,  MD  21201

     New Controlled will be a corporation organized under the laws of the State of Maryland. Its business address (expected upon formation) will be:

     250  West  Pratt  Street,  23rd  Floor
     Baltimore,  MD  21201

     Constellation Energy Group, Inc. is a corporation organized and existing under the laws of the State of Maryland. Its business address is:

     250  West  Pratt  Street,  23rd  Floor
     Baltimore,  MD  21201

          2.   NAMES,  ADDRESSES  AND  CITIZENSHIP  OF  DIRECTORS  AND PRINCIPAL
               OFFICERS

     Constellation Nuclear, LLC has, and after the Realignment, the Virgo Investment, the Spin-off, and the acquisition of the Units will continue to have, a traditional complement of corporate executive officers, as well as Board members. The President and Chief Executive Officer of Constellation Nuclear, LLC is Robert E. Denton, who is also a Board member. The Chairman of the Board of Constellation Nuclear, LLC is Christian H. Poindexter, who is also Chairman and Chief Executive Officer of CEG. Mr. Denton is also Chief Nuclear Officer ("CNO") for CEG. These executives will continue to hold their positions in Constellation Nuclear, LLC after the Realignment and Spin-off. Mr. Poindexter will also serve as Chairman and Chief Executive Officer of New Controlled.

     After the Realignment, the Virgo Investment, and the Spin-off, the highest ranking onsite executive for the Units will be [name to be supplied later], who will be [title to be supplied later], and who will report directly to [name to be supplied later].

     Presently, Constellation Nuclear, LLC also has a Corporate Legal Secretary and a Vice President, Finance and Business Planning and Treasurer. These positions also report to the President and CEO of Constellation Nuclear, LLC. Constellation Nuclear, LLC also has a Controller who functions as Chief Accounting Officer. These Constellation Nuclear, LLC positions will also exist after the Realignment, the Virgo Investment and the Spin-off.

     Presently, the balance of the Constellation Nuclear, LLC board members, other than Messrs. Denton and Poindexter, are key executives in either affiliates of CEG or within CEG itself. They currently include: Thomas F. Brady, David A. Brune, and Charles W. Shivery. After the Realignment, the Virgo Investment, and the Spin-off, the same board members, except Mr. Brady who will move to the retail services business, are expected to serve as board members of Constellation Nuclear, LLC.

     As listed below, all of the directors and principal officers of CEG and Constellation Nuclear, LLC are, and all the directors and principal officers of New Controlled, C-Corp-Del and NMP LLC, will be, citizens of the United States:

     (1)  Constellation  Energy  Group,  Inc.

          Directors
          ---------
           H. Furlong Baldwin       Dr. Freeman A. Hrabowski, III  Mayo A. Shattuck, III
           Douglas L. Becker        Nancy Lampton                  James T. Brady
           Beverly B. Byron         Charles R. Larson              Roger W. Gale
           J. Owen Cole             Robert J. Hurst                Jerome W. Geckle
           Dan A. Colussy           Christian H. Poindexter        James R. Curtiss
           Edward A. Crooke         George L. Russell, Jr.         Michael D. Sullivan

          Principal Officers
          -----------------------
           Christian H. Poindexter  David A. Brune
           Thomas F. Brady          R. S. Fleishman
           Edward A. Crooke         Eric P. Grubman
           Janet E. McHugh          Charles W. Shivery


     (2)  New  Controlled  (expected  upon  formation)

          Directors
          ---------
           Christian  H.  Poindexter
           Charles  W.  Shivery
           Eric  P.  Grubman

           Note: After closing of the Virgo investment, New Controlled will have 12 directors, including the above directors, Timothy J. O'Neill and Richard M. Ruzika (representatives of Goldman), and seven other outside CEG directors appointed by New Controlled.

          Principal Officers
          -----------------------

           Christian  H.  Poindexter     David  A.  Brune
           Charles  W.  Shivery          Eric  P.  Grubman

     (3)  Constellation  Nuclear,  LLC

          Directors
          ---------

           Christian  H.  Poindexter     David  A.  Brune
           Robert  E.  Denton            Thomas  F.  Brady
           Charles  W.  Shivery

           Note: After closing of the Virgo investment, Thomas F. Brady is expected to no longer be a Director.

          Principal Officers
          -----------------------
           Christian  H.  Poindexter    Donna  M.  Levy
           Robert  E.  Denton           Stephen  A.  Mormann

     (4)  C-Corp-Del  (expected  upon  formation)

          Directors
          ---------
           David  A.  Brune
           Robert  E.  Denton

          Principal Officers
          -----------------------
           Robert  E.  Denton     Donna  M.  Levy
           Charles  H.  Cruse     Stephen  A.  Mormann


     (5)  NMP  LLC  (expected  upon  formation)

          Management  Committee
          ---------------------
           David  A.  Brune     Robert  E.  Denton

          Principal  Officers
          -------------------
           Robert  E.  Denton                Donna  M.  Levy
           [additional name to be provided]  Stephen  A.  Mormann

           Note: Virgo will also appoint one additional member of the Management Committee who will have no voting power.

          3.   FOREIGN  OWNERSHIP,  CONTROL  OR  DOMINATION

     Following implementation of the transfers of the licenses for the Units, neither NMP LLC, CEG, New Controlled, Constellation Nuclear, LLC, nor C-Corp-Del will be owned, controlled or dominated by an alien, foreign corporation, or foreign government. Neither NMP LLC, CEG, New Controlled, Constellation Nuclear, LLC, nor C-Corp-Del is acting as an agent or representative of any other person with respect to the Application.

     F.   NRC  LICENSES  INVOLVED

     NRC  Facility Operating License Nos. DPR-63 for NMP 1 and NPF-69 for NMP 2.

     G.   TECHNICAL  QUALIFICATIONS  OF  NMP  LLC

     The technical qualifications of NMP LLC to carry out its responsibilities under Facility Operating Licenses DPR-63 and NPF-69, as transferred and amended, will be the same as or exceed the existing technical qualifications of the current licensees and will meet all NRC requirements for licensee technical qualifications.

     When the proposed transfer of the NMP 1 and 2 licenses becomes effective, NMP LLC will assume responsibility for, and control over, the operation and maintenance of NMP 1 and 2. NMPC's existing nuclear organization at NMP 1 and 2 will be transferred to NMP LLC. In addition, substantially all of NMPC's nuclear managers and employees at NMP 1 and 2 will become NMP LLC employees as of that date. NMP LLC will recognize the union that currently represents employees at NMP 1 and 2. The overriding philosophy that will govern NMP LLC's management of NMP 1 and 2 will be to assure that NMP LLC manages, operates, and maintains the Units in accordance with the conditions and requirements established by the NRC.

     The vast majority of the plant staff will remain essentially unchanged. However, as is common for the management and staff at operating nuclear power plants, individuals routinely transfer to other positions within the same company, retire, resign or transfer to positions at other sites. Thus, it is to be expected that additional experienced personnel may join the site organization during the period leading up to and after the license transfer. Prior to the transfer, decisions regarding such changes will be made by NMPC, and following the transfer, such decisions will be made by NMP LLC. Any such personnel will meet all existing qualifications requirements in accordance with the NMP licenses and technical specifications.

     Exhibit 6 is a proposed organization chart illustrating the management structure and reporting relationships for NMP 1 and 2. As shown in the chart, the reporting relationships for the principal NMP LLC executive officers who will be involved in the management of NMP 1 and 2 are as follows:

- The onsite executive officer team for NMP 1 and 2 will report to a senior executive of NMP LLC (title to be determined), who will also serve as a senior executive of Constellation Nuclear, LLC. The team will have direct, on-site responsibility for the safe, reliable, and economic operation and maintenance of NMP 1 and 2.

- The senior executive of NMP LLC will report to Robert E. Denton, President of NMP LLC, who will also serve as the President of C-Corp-Del, and currently serves as President and Chief Executive Officer of Constellation Nuclear, LLC, and the Chief Nuclear Officer for CEG, and will be responsible for the safe, reliable, and economic operation and maintenance of NMP 1 and 2.

- The Safety Review and Audit Board ("SRAB") of NMP LLC will report to Mr. Denton as Chief Nuclear Officer, and will be responsible for providing an independent review and audit function for NMP 1 and 2.

     The existing NMPC on-site technical support organizations for the Units, as described in Chapter 13 of NMP 1 and 2's updated safety analysis reports
("SARs"), are currently assigned to NMP Units 1 and 2 and will continue to perform their functions on behalf of NMP LLC. The functions, responsibilities and reporting relationships of these organizations, especially as they relate to activities important to the safe operation of NMP 1 and 2, will continue to be clear and unambiguous, and the performance of these organizations will be essentially unaffected by the transfer. Engineering support for NMP 1 and 2 is currently provided by a dedicated engineering organization that is an integral part of the site organization that will be transferred to NMP LLC.

     As detailed in Section 2.1 of the NMP Agreements, NMPC will transfer to NMP LLC those assets related to NMP 1 and 2 that NMP LLC will need to maintain and operate the Units in accordance with NRC requirements. Section 2.1 provides an extensive listing of assets in addition to plant and equipment that will be transferred, such as books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures and similar items. With respect to the many operating records and other documents described in Section 2.1(g) of the NMP Agreements, the NMP Agreements specifically note that all such materials will be transferred "wherever located." Section 2.2 of the NMP Agreements sets forth those assets specifically excluded from transfer to NMP LLC including certain switchyard facilities and related transmission and distribution assets.

     The records that the NRC requires a licensee to maintain are already located and maintained at NMP 1 and 2. In addition, NMP LLC will acquire custody or control of any additional important documents that may currently be located at NMPC's Syracuse, New York offices or other off-site locations. Further, any necessary contracts with the Nuclear Steam Supply System ("NSSS") supplier, and other major vendors, will be assigned to NMP LLC, as allowed by the contracts, or appropriate other contracts will be obtained by NMP LLC on a timely basis. Other contracts and contractor relationships relating to NMP 1 and 2 also will be assigned or transferred to NMP LLC. See Sections 2.3 and 4.15 of the NMP Agreements.

     H.   FINANCIAL  QUALIFICATIONS  OF  NMP  LLC

     NMP LLC will meet the financial qualification requirements for a "non-electric utility" licensee pursuant to 10 CFR Sec. 50.33(f). As shown below, NMP LLC will be financially qualified to own and operate NMP 1 and 2.

          1.   PROJECTED  OPERATING  REVENUES  AND  OPERATING  COSTS

     NMP LLC will possess, or will have reasonable assurance of obtaining, the funds necessary to cover estimated operating costs for the period of the license in accordance with 10 CFR Sec. 50.33(f)(2) and the guidance in the Standard Review Plan on Power Reactor Licensee Financial Qualifications and Decommissioning Funding Assurance (NUREG-1577, Rev. 1) ("Standard Review Plan"). In accordance with the Standard Review Plan, projected Income Statements for the operation of NMP 1 and 2 for the five-year period following the Closing Date have been prepared. These Projected Income Statements provide the total estimated annual operating costs for NMP 1, and 82% of the total estimated annual operating costs for NMP 2. The Projected Income Statements indicate that the source of funds to cover these operating costs will be operating revenues. The Projected Income Statements include schedules that provide information regarding various projections for plant operations, market price, fuel expenses, and depreciation, including the effects of anticipated capital additions. Copies of the Projected Income Statements are contained in Exhibit 7A. (It is requested that Exhibit 7A be withheld from public disclosure pursuant to 10 CFR Sec. 9.17(a)(4) and the policy reflected in 10 CFR Sec. 2.790, since it contains confidential commercial or financial information, as described in the 10 CFR Sec. 2.790 Affidavit of Robert E. Denton ("2.790 Affidavit") included as Exhibit
16. Redacted versions of the Projected Income Statements, suitable for public disclosure, are contained in Exhibit 7.)

     The Projected Income Statements show that the anticipated revenues from sales of capacity and energy from NMP 1 and 2 provide reasonable assurance of an adequate source of funds to meet NMP LLC's share of the operating expenses of the Units during the five-year period following the Closing Date. For NMP 1, from the Closing Date through August 22, 2009, the income from 90% of the capacity and energy sales from NMP 1 will come from a Power Purchase Agreement with NMPC. For NMP 2, from the Closing Date through ten years thereafter, the income from 90% of the capacity and energy sales from NMP LLC's 82% interest in NMP 2 will come from Power Purchase Agreements with NMPC, NYSEG, RG&E and CHGEC.

The Power Purchase Agreements are unit contingent (i. e., power has to be delivered only to the extent that it is generated) and provide for the sale of power at an average price of approximately $35/MWh. Copies of these Power Purchase Agreements are enclosed as Exhibit 8. The remaining capacity and energy during the periods of the Power Purchase Agreements for each Unit will be sold at market-based rates, as will all capacity and energy after the respective Power Purchase Agreements expire.

     The Projected Income Statement for NMP 2 is unaffected by revenue sharing arrangements between NMP LLC and NMPC, NYSEG, RG&E and CHGEC. The revenue sharing agreements for NMP 2 provide that, for the ten years following the expiration of the Power Purchase Agreements relating to NMP 2, NMPC, NYSEG, RG&E and CHGEC may share in a portion of NMP LLC's power sales revenues for electricity generated at NMP 2 depending upon the actual market price of this electricity. Revenue sharing will occur only in the event that the market prices of electricity reach the contractual strike prices which are significantly higher than the market prices assumed in the Projected Income Statement and thus, under such circumstances, NMP LLC's revenues would be higher than projected. The revenue sharing arrangements are not affected by NMP 2's operating expenses and will not give rise to economic performance incentives. A copy of the revenue sharing agreement between NMP LLC and NMPC is enclosed as
Exhibit 9. The revenue sharing agreements between NMP LLC and NYSEG, RG&E and CHGEC are substantially identical.

     Additionally, Exhibit 7A sets forth the projected annual level of cash flow from operations, before interest and taxes, and also provides the projected level of annual cash flow, after covering both capital expenditures and nuclear fuel expenditures. As shown in Exhibit 7A, NMP LLC is projected to produce sufficient cash flow, before interest and taxes, to cover both capital expenditures and nuclear fuel expenditures.

     Moreover, as described below, CEG and New Controlled will be making certain financial commitments to NMP LLC to provide funds to cover operating expenses as necessary to maintain the safety of NMP 1 and 2 during any periods in which revenues from capacity and energy sales do not cover the operating expenses.

          2.   ADDITIONAL  SOURCES  OF  FUNDS

     CEG operates a cash pool for all of its subsidiaries. NMP LLC will be a member of the cash pool for as long as it is a subsidiary of CEG. (After the Spin-off, New Controlled, renamed Constellation Energy Group, Inc., will operate a similar cash pool and NMP LLC will be a member of that pool, and thus the description that follows is equally applicable to the period after the Spin-off). Each day, each member of the cash pool provides CEG with its cash position for that day. Each day, the members also transfer to the pool any excess cash, which is invested, unless another member of the pool needs it. On any day, if members need more cash than is available from the pool, CEG sells commercial paper to the public markets. Money from the sale of commercial paper is wired into the member's account later the same day. When a member borrows money from the pool, the amount is recorded on a master demand note, and is payable with interest to CEG upon 24 hours demand. A form of Master Demand Note is enclosed as Exhibit 10A. (It is requested that Exhibit 10A be withheld from public disclosure pursuant to 10 CFR Sec. 9.17(a)(4) and the policy reflected in 10 CFR Sec. 2.790, since it contains confidential commercial or financial information, as described in the 10 CFR Sec. 2.790 Affidavit of Robert E. Denton ("2.790 Affidavit") included as Exhibit 16. A redacted version of the Master Demand Note, suitable for public disclosure, is provided in Exhibit 10.)

     The cash pool and CEG's commercial paper program are extremely liquid and can provide cash to meet operating and maintenance expenses usually on the same day such needs are identified. Currently CEG has a [$ ] commercial paper program rated A1/P1 by Standard & Poor's and Moody's, respectively. It currently has credit agreements and committed bank lines of credit totaling [$ ] to support its commercial paper program. CEG's commercial paper balances averaged [$ ] per month since the cash pool was created in July of 1999.

     CEG and NMP LLC will enter into an inter-company credit agreement whereby CEG will provide NMP LLC with any cash needed by NMP LLC that is not available from the cash pool to protect the public health and safety. This agreement will remain in place as long as NMP LLC is a subsidiary of CEG, and will be replaced after the Spin-off with a substantially identical agreement with New Controlled, once NMP LLC becomes a subsidiary of spun-off New Controlled. A form Inter-Company Credit Agreement between CEG and NMP LLC is enclosed as Exhibit 11A. (It is requested that Exhibit 11A be withheld from public disclosure pursuant to 10 CFR Sec. 9.17(a)(4) and the policy reflected in 10 CFR Sec. 2.790, since it contains confidential commercial or financial information, as described in the 10 CFR Sec. 2.790 Affidavit of Robert E. Denton ("2.790 Affidavit") included as Exhibit 16. A redacted version of the form of Inter-Company Credit Agreement, suitable for public disclosure, is provided in
Exhibit  11.)

     These arrangements provide further assurance that NMP LLC will have sufficient funds available to meet its operating and maintenance expenses during a simultaneous six-month outage of both Units. Such an extended outage is the bounding six-month outage defined by NRC guidance with respect to financial qualifications.

     The financial ability of CEG (and subsequently New Controlled) to meet their obligations under the foregoing funding arrangement with NMP LLC is amply demonstrated in the financial statements provided in CEG's 1999 Annual Report and its 10Q filing for the 3rd Quarter of 2000. See Exhibit 12 hereto.

     Finally, NMP LLC will take no action to cause CEG or New Controlled to void, cancel, or diminish their financial commitments to NMP LLC. Neither will NMP LLC cause CEG or New Controlled to fail to perform or impair their performance under the commitments, or remove or interfere with NMP LLC's ability to draw upon the commitments.

     The Projected Income Statements contained in this Application provide reasonable assurance that NMP LLC will be financially qualified to own and operate the Units. Moreover, the commitments of CEG and New Controlled will provide further assurance that NMP LLC will have funds sufficient to pay the fixed costs of an outage lasting six months, as suggested in the guidance provided in the Standard Review Plan.

     I.   DECOMMISSIONING  FUNDING

     On the Closing Date, the NMP decommissioning trust funds will be transferred to NMP LLC, and NMP LLC will deposit the funds in an external fund segregated from NMP LLC's assets and outside its administrative control, in accordance with the requirements of 10 CFR Sec. 50.75(e)(l)(i). NMP LLC will select a trustee licensed to act as such by State or Federal authority, who will manage investment of the funds in accordance with applicable requirements.

     NMP LLC's Nuclear Decommissioning Master Trust Fund Agreement will be in a form which is acceptable to the NRC and will provide, in addition to any other clauses, that: (a) Investments in the securities of NMP LLC, CEG, New Controlled, their affiliates, subsidiaries, or successors and assigns shall be prohibited; (b) except for investments tied to market indices or other non-nuclear sector mutual funds, investments in any entity owning one or more nuclear power plants shall be prohibited; and (c) the Director, Office of Nuclear Reactor Regulation, shall be given 30 days prior written notice of any material amendment to the trust agreement and of any decision to disburse funds for non-administrative purposes from the trust

     Calculations have been made of the NRC formula amounts for the radiological decommissioning of NMP 1 and 2, pursuant to 10 CFR Sec. 50.75(c), NRC Regulatory Guide 1.159, and NUREG-1307, Rev. 9. Work sheets showing the calculations are provided in Exhibit 14. Based upon these calculations, the NRC formula amount for NMP 1 is approximately $376 million and the NRC formula amount for an 82% interest in NMP 2 is approximately $346 million.

     It is estimated that the amounts in the funds that will be transferred to NMP LLC on the Closing Date will be $266 million for NMP 1 and $176.7 million for NMP 2. A work sheet detailing the projected fund performance for Unit 1 and 82% of Unit 2 is included in Exhibit 15A. The calculation shows that additional funding assurance of approximately [$ ] for NMP 1 and [$ ] for NMP 2 (82%) totaling approximately [$ ] will be required. NMP LLC will provide additional funding assurance per 10 CFR Sec. 50.75 in the form of either a surety bond or a parental guarantee. (When a method of funding assurance has been selected, this application will be amended to describe the method to be used.) The above figures may fluctuate somewhat depending on the performance of the financial markets during the period up to the Closing Date, which will determine the amounts actually transferred to NMP LLC at the Closing. While it is not expected that any variation from these estimates will be significant, NMP LLC will provide assurance in whatever amounts are necessary to meet 10 CFR Sec. 50.75 requirements.

     Exhibit 13A contains a work sheet pursuant to Appendix A to 10 CFR Part 30 demonstrating financial assurance tests for a parental guarantee, both pre- and post-Realignment and Spin-off. (It is requested that Exhibits 15A and 13A be withheld from public disclosure, in accordance with the Section 2.790 Affidavit provided in Exhibit 16. Redacted versions of the Projections of Earnings Credit on Decommissioning Funds Using 2% Annual Real Rate of Return for NMP 1 and NMP 2, suitable for public disclosure, are contained in Exhibit 15. A redacted version of Exhibit 13A, suitable for public disclosure, is contained in Exhibit 13.)

     The funding mechanisms described above and in Exhibit 13A satisfy the requirements for NMP LLC to provide financial assurance for decommissioning set forth in 10 CFR Sec. 50.75(e)(1). As the NRC confirmed in several recent license transfer proceedings, a transferee satisfies the decommissioning funding requirements by demonstrating that it has sufficient funds to cover its pro rata share of the projected decommissioning costs associated with its ownership interest based upon the radiological decommissioning cost estimate calculated using the NRC formula in 10 CFR Sec. 50.75(c). See North Atlantic Energy Service Corp. (Seabrook Station, Unit 1), CLI-99-06, 49 NRC 201 (March 5, 1999); Boston Edison Co. (Pilgrim Nuclear Power Station, Unit No. 1), Order Approving Transfer of Licenses and Conforming Amendments, 64 FR 24426 (May 6, 1999).

     J.   ANTITRUST  CONSIDERATIONS

     In accordance with the Commission's decision in Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 NRC 441, 468
(1999) and the recent amendments to 10 C.F.R. Sec. 50.80, 65 F.R. 44649 (July 19, 2000), antitrust reviews of post-operating license transfer applications are not required under the Atomic Energy Act of 1954, as amended (the "Act"). For this reason, the NRC need not consider any antitrust issues in connection with this application.

     K.  RESTRICTED  DATA  AND  CLASSIFIED  NATIONAL  SECURITY  INFORMATION

     This application does not contain any Restricted Data or classified National Security Information, and it is not expected that any licensed activities at NMP 1 and 2 will involve any such information. However, pursuant to 10 C.F.R. Sec. 50.37, in the event that such information does become involved, Constellation Nuclear, LLC on behalf of NMP LLC agrees that NMP LLC will (1) appropriately safeguard such information and (2) not permit any individual to have access to such information unless, and until, (a) the Office of Personnel Management ("OPM") has investigated the character, associations and loyalty of any such individual, (b) OPM has reported to the NRC on the result of such an investigation, and (c) the NRC has determined that permitting such person to have access to such information will not endanger the common defense and security of the United States.

     L.   ENVIRONMENTAL  CONSIDERATIONS

     The proposed NMP 1 and 2 license transfers and attendant administrative amendments fall within the categorical exclusion appearing at 10 CFR Sec. 51.22(c)(21), so that neither an Environmental Assessment nor an Environmental Impact Statement is required with respect to those actions. Moreover, the proposed license transfers do not involve any amendments to the licenses or other changes that would directly affect the actual operation of NMP 1 and 2 in any substantive way. The proposed transfers and amendments to the licenses do not involve an increase in the amounts, or a change in the types, of any radiological effluents that may be allowed to be released off-site. Further, no increase in the individual or cumulative occupational radiation exposure is expected, and the proposed transfers and license changes have no environmental impact.

     M.   NO  SIGNIFICANT  HAZARDS  CONSIDERATIONS

     The only actions sought in the Application with respect to the Licenses held by NMPC, NYSEG, RG&E and CHECG are transfers in ownership of the Units pursuant to 10 C.F.R. Sec. 50.80 and amendments under 10 C.F.R. Sec. 50.90 to conform the licenses to the results of the changes in ownership of the Units. Accordingly, pursuant to 10 C.F.R. Sec. 2.1315(a) and as discussed in Exhibit 2, the requested amendments involve "no significant hazards consideration."

IV. ADDITIONAL INFORMATION REGARDING SPECIFIC REGULATORY REQUIREMENTS, PLANS, PROGRAMS & PROCEDURES

     A.   OFFSITE  POWER

     In compliance with the design basis for NMP 1 and General Design Criterion ("GDC") 17 with respect to NMP 2, NMPC provides off-site power to NMP 1 and 2 over transmission facilities owned by NMPC and the other co-tenants, and operated by NMPC. Functionally, NMPC's interconnection with NMP Units 1 and 2 will not change as a result of the proposed license transfers. On or before the closing, NMPC will have entered into two Interconnection Agreements with NMP LLC pursuant to which NMPC will continue to provide NMP 1 and 2 with interconnection services until the end of the operating life of the NMP Units. The
Interconnection Agreements will enable NMP LLC to have access to the transmission facilities subject to the operational control of the New York Independent System Operator ("NYISO").

     The NYISO, which began operating on November 18, 1999, has responsibility for, and independent control over, operation of the electric power transmission grid in the State of New York. This power grid, which includes the transmission system of NMPC as well as the other former member systems of the New York Power Pool ("NYPP"), previously was operated by the NYPP Consistent with FERC requirements, the NYISO provides all market participants with equal access to unbundled electric transmission service throughout the State of New York. The NYISO monitors the capacity that is available on the system and centrally dispatches generating units to meet load, provide necessary ancillary services, and accommodate bilateral transactions while not violating any security-related constraints.


_____________________
4 On January 31, 1997, eight member systems of the NYPP submitted for Federal Energy Regulatory Commission ("FERC") approval an application for authorization to establish an independent system operator ("ISO"). By order issued on June 30, 1998, FERC authorized the establishment of the New York Independent System Operator, the NYISO. Central Hudson Gas & Electric Corp., et al., 83 FERC 61,352 (1998), reh'g, 87 FERC 61,135 (1999). On
     February 5, 1999, the NYPP member systems filed an application with FERC requesting authorization to transfer control over certain transmission facilities to the NYISO. FERC authorized the requested transfer on April
     30,  1999.  87  FERC  61,135.

     The NYISO exercises operational control over the transmission facilities of the member systems, including NMPC transmission facilities. The Interconnection Agreements - through access to the transmission facilities subject to the operational control of the NYISO - will provide adequate assurance that: (1) NMP 1 and 2 will have a continued source of off-site power; and (2) the arrangements for controlling operation, maintenance, repair, and other activities with respect to the NMP 1 and 2 switching stations, the transmission lines and the switchyard, will assure a reliable source of off-site power for NMP 1 and 2. In addition to connection through NMPC's transmission facilities, the offsite power supply for NMP 1 is provided through the Nine Mile Point One Emergency Supply Agreement (designated as the "Bennetts Bridge Agreement" because it deals with electricity generated at the Bennetts Bridge Hydro Development facility). NMPC's interests, rights and obligations under that agreement will be assigned to NMP LLC. The obligations of NMPC under the Interconnection Agreements with NMP LLC, the Bennetts Bridge Agreement, and NMP LLC's access to offsite power through the NYISO, will assure that reliable offsite power for NMP 1 and 2 will continue to be maintained after license transfer.

     B.   EMERGENCY  PLANNING

     Upon consummation of the transfer, NMP LLC will assume authority and responsibility for functions necessary to fulfill the emergency planning requirements specified in 10 CFR Sec. 50.47(b) and Part 50, Appendix E. Any changes made to the existing NMP 1 and 2 emergency plan developed and implemented by the current licensees will be made in accordance with 10 CFR Sec. 50.54(q). It is anticipated that no changes will be made that will result in a decrease in the effectiveness of the plan, and that the plan will continue to meet the standards of 10 CFR Sec. 50.47(b) and the requirements of Appendix E of
Part 50. Any specific emergency plan changes will be submitted to the NRC within 30 days after the changes are made, pursuant to 10 CFR Sec. 50.54(q) and Appendix E, Section V. If NMPC or NMP LLC identify any proposed changes that would decrease the effectiveness of the approved emergency plan, application to the NRC will be made and such proposed changes will not be implemented until approved by the NRC. Determinations as to whether any proposed change(s) would result in a decrease in effectiveness will be made in accordance with NMPC's currently approved plan, programs and procedures.

     No substantive changes are anticipated to be made to the existing emergency organization. Currently, ENF LLC owns and maintains the Emergency Operating Facility, which NMP LLC will share. NMP LLC will also own and maintain the Joint News Center, which ENF LLC will share. In addition, NMP LLC will continue joint use with ENF LLC and ENO of miscellaneous equipment such as communication systems and radiation monitoring equipment. Ownership of off-site emergency sirens will also be transferred to NMP LLC, and any new or existing easements for the siren locations will be assigned to NMP LLC.

     Existing agreements for support from organizations and agencies not affiliated with NMPC will be assigned to NMP LLC. NMPC and NMP LLC will notify the parties to such agreements in advance of the transfer of the NMP 1 and 2 licenses to NMP LLC and advise those parties of NMP LLC's responsibility for management and operation of NMP 1 and 2, effective as of the Closing Date. In sum, the proposed license transfers will not affect compliance with the emergency planning requirements.

     C.   EXCLUSION  AREA

     Upon the transfer of the licenses to NMP LLC, NMP LLC will have authority to determine and control all activities within the Exclusion Area for NMP 1 and 2, as defined in Sections 5.1 and 4.1.1 of the Technical Specifications for NMP 1 and 2, respectively, to the extent required by 10 CFR Part 100 including exclusion of personnel and property from the Exclusion Area.

     Under the NMP Agreements, NMPC, NYSEG, RG&E and CHGEC will transfer certain of their real property ownership interests within the Exclusion Area to NMP LLC, but NMP LLC will not acquire certain switchyard and other transmission assets owned by NMPC and NYSEG which are located within the Exclusion Area. NMP LLC will also not acquire certain real property within the current site boundary and within the Exclusion Area. However, NMP LLC will have authority to determine and control all activities in the Exclusion Area, including exclusion of personnel and property from the area, to the extent necessary to comply with applicable NRC requirements. To the extent permitted by NRC requirements, NMP LLC will, of course, exercise this control in such a fashion whereby NMPC's access to the switching station and transmission facilities for proper operation and maintenance of the electric systems on NMP 1 and 2 will not be unduly restricted.

     With respect to the activities unrelated to plant operation that occur in the Exclusion Area identified in the Technical Specifications for each Unit, such as boating on Lake Ontario and other recreational activities, there will be no change. NMP LLC will assume responsibility for the Emergency Plan as discussed above.

     D.   SECURITY

     Upon the transfer of the licenses to NMP LLC, NMP LLC will assume authority and responsibility for the functions necessary to fulfill the security planning requirements specified in 10 CFR Part 73. Any changes made to the existing NRC-approved physical security, guard training and qualification, and safeguards contingency plans developed and implemented by the current licensees will be made in accordance with 10 CFR Sec. 50.54(p). It is anticipated that no changes will be made as a result of the license transfers that will result in a decrease in the effectiveness of the plans, and that the plans will continue to meet the standards of 10 CFR Part 73, Appendix C. Any specific security plan changes will be submitted to the NRC within two months after the changes are made, pursuant to 10 CFR Sec. 50.54(p)(2). If NMP LLC or NMPC identify any proposed changes that would decrease the effectiveness of the approved security plans, application to the Commission will be made, and such proposed changes will not be implemented until approved by the Commission. Determinations as to whether any proposed change(s) would result in a decrease in effectiveness will be made in accordance with NMPC's currently approved security plan, programs and procedures.

     It is not anticipated that substantive changes will be made to the existing security organization as a result of the transfer of the licenses to NMP LLC. Existing agreements for support from organizations and agencies not affiliated with NMPC will be assigned to NMP LLC. NMPC and Constellation Nuclear, LLC (on behalf of NMP LLC) will notify the parties to such agreements in advance of the transfer of the NMP 1 and 2 licenses to NMP LLC, and advise those parties of NMP LLC's responsibility for management and operation of NMP 1 and 2. In sum, the proposed license transfer will not affect compliance with physical security requirements.

     E.   QUALITY  ASSURANCE  PROGRAM

     Upon the transfer of the licenses to NMP LLC, NMP LLC will assume authority and responsibility for the functions necessary to fulfill the quality assurance ("QA") requirements of 10 CFR Part 50, Appendix B. Any changes made to the existing NMP 1 and 2 Quality Assurance Plan developed and implemented by the current licensees will be made in accordance with 10 CFR Sec. 50.54(a). It is not anticipated that any changes will be made as a result of the transfer of the licenses that will result in a reduction in the commitments in the QA Plan descriptions previously accepted by the NRC. If NMP LLC identifies any changes to the QA Plan that would result in a reduction in commitments, application to the Commission will be made, and such proposed changes will not be implemented until approved by the Commission. Determinations as to whether any proposed change(s) would result in a reduction in commitments will be made in accordance with NMPC's currently approved plan, programs and procedures.

     It is not anticipated that any substantive changes will be made to the existing QA organization as a result of the transfer of the licenses to NMP LLC.

     F.   FINAL  SAFETY  ANALYSIS  REPORT

     With the exception of areas discussed in this application, the proposed license transfers and conforming administrative amendments will not change or invalidate information presently appearing in the NMP 1 and 2 SARs, and all currently existing licensing basis commitments will remain in effect. Changes necessary to accommodate the proposed transfers and conforming administrative license amendments will be incorporated into the SARs, in accordance with 10 CFR Sec. 50.71(e), following NRC approval of these requests for consent to license transfer.

     G.   TRAINING

     The Nuclear Learning Center will be transferred to NMP LLC and all or substantially all staff currently working at this facility will be offered employment with NMP LLC. The transfer of the NMP 1 and 2 operating licenses to NMP LLC will not affect compliance with the operator re-qualification program requirements of 10 CFR Sec. 50.54(i-1) and related sections, or maintenance of the INPO accreditation for NMP licensed and non-licensed operator training. Upon transfer of the licenses to NMP LLC, NMP LLC will assume responsibility for implementation of present training programs. Changes to the programs to reflect the transfers will not decrease the scope of the approved operator re-qualification program without the specific authorization of the NRC, in accordance with 10 CFR Sec. 50.54(i).

     H.   PRICE-ANDERSON  INDEMNITY  AND  NUCLEAR  INSURANCE

     In accordance with 10 CFR Sec. 140.92, Art. IV.2, Constellation Nuclear, LLP (on behalf of NMP LLC), NMPC, NYSEG, RG&E and CHGEC request NRC approval of the assignment and transfer of the interests of NMPC, NYSEG, RG&E and CHGEC in the Price-Anderson indemnity agreement for NMP 1 and 2 to NMP LLC upon consent to the proposed license transfer. NMP LLC's Projected Income Statements and financial arrangements with CEG, and subsequent to the Spin-off with New Controlled, will provide adequate assurance that NMP LLC will be able to pay a total retrospective premium of $10 million for NMP 1 and $8.2 million (its 82% share of a $10 million retrospective premium) for NMP 2, pursuant to 10 CFR Sec. 140.2l(e)-(f). Prior to the license transfers, NMP LLC will obtain all required nuclear property damage insurance pursuant to 10 CFR Sec. 50.54(w) and nuclear energy liability insurance pursuant to Section 170 of the Act and 10 CFR Part 140.

     I.   STANDARD  CONTRACT  FOR  DISPOSAL  OF  SPENT  NUCLEAR  FUEL

     On the Closing Date, NMP LLC will assume title to and responsibility for storage and disposal of spent nuclear fuel at NMP 1 and 2. NMPC, NYSEG, RG&E and CHGEC will assign, and NMP LLC will assume, the rights and obligations of NMPC, NYSEG, RG&E and CHGEC under the Standard Contract with the Department of Energy, except that NMPC, NYSEG, RG&E and CHGEC will remain liable for any fees that may be imposed for electricity generated and sold prior to the Closing Date.

     J.   OTHER  REQUIRED  REGULATORY  APPROVALS

     The proposed sale of NMP 1 and 2 to NMP LLC is subject to the approval of FERC and the New York State Public Service Commission ("NYPSC"). Constellation Nuclear, LLC (on behalf of NMP LLC), NMPC, NYSEG, RG&E, and CHGEC are requesting FERC approval for the sale of jurisdictional assets pursuant to Section 203 of the Federal Power Act ("FPA"), and NMPC will seek acceptance of the Interconnection Agreements under Section 205 of the FPA. Constellation Nuclear, LLC (on behalf of NMP LLC) will file for FERC authorization under Section 205 of the FPA to sell electric generating capacity and energy at wholesale and market-based rates and for acceptance of the Power Purchase Agreements. Constellation Nuclear, LLC (on behalf of NMP LLC) will also file an application with FERC for Exempt Wholesale Generator ("EWG") status under Section 32 of the Public Utility Holding Company Act of 1935 ("PUHCA"), as amended, in connection with its ownership and operation of NMP 1 and 2.

     CEG, Constellation Nuclear, LLC (on behalf of NMP LLC), NMPC, NYSEG, RG&E, and CHGEC are also filing a joint petition with the NYPSC seeking approval of the transfer in ownership of the Units to NMP LLC. The Petition also seeks a finding by the NYPSC that allowing the Units to become "Eligible Facilities" under PUHCA will benefit consumers, is in the public interest, and will not violate New York law.

     Constellation Nuclear, LLC (on behalf of NMP LLC), NMPC, NYSEG, RG&E and CHGEC also will file any notifications with the Federal Trade Commission and the Department of Justice that are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and applicable rules and regulations. Any additional information required will be supplied with a goal towards the termination or expiration of the HSR Act waiting period at the earliest possible date after the date of filing.

     V.   EFFECTIVE  DATE

     Constellation Nuclear, LLC (on behalf of NMP LLC), NMPC, NYSEG, RG&E and CHGEC request that the NRC review this Application on a schedule that will permit the issuance of NRC consent to the license transfers, and approval of the conforming administrative license amendments, as promptly as possible and in any event before June 1, 2001. The applicants also request that NRC's consent to the transfer of NMP 1 and 2 to NMP LLC be immediately effective upon issuance of the NRC's Order, and that it grant consent for the transfers to take place at any time up to one year after the date of issuance of the Order, or such later date as may be permitted by the NRC. It is also requested that any needed license or technical specification changes be made immediately effective on issuance with implementation on the Closing Date.

     VI.  CONCLUSION

     For the foregoing reasons, the proposed transaction will not: (1) have any adverse impact on the operation of the licensed Units; (2) affect the managerial, technical or financial qualifications of the licensed operator of these units; (3) impair the licensee's financial qualifications; (4) result in foreign ownership, control or domination over any NRC licensee; or (5) require any additional NRC reviews. In conclusion, the proposed license transfers will not be inimical to the common defense and security or result in any undue risk to public health and safety, and will be consistent with the requirements of the

Act and the NRC regulations. Accordingly, and based upon the foregoing information, Constellation Nuclear, LLC (on behalf of NMP LLC), NMPC, NYSEG, RG&E and CHGEC as their interests apply, respectfully request that the NRC issue an Order approving (1) the transfer of Facility Operating License No. DPR-63 for NMP 1 from NMPC to NMP LLC, (2) the transfer of the interests of NMPC, NYSEG, RG&E and CHGEC in Facility Operating License No. NPF-69 for NMP 2 to NMP LLC, and (3) the transfer of the operating authority under License No. NPF-69 for NMP 2 to NMP LLC, and (4) the associated conforming administrative license amendments.